Exhibit 99.4

NONINCENTIVE STOCK OPTION AGREEMENT FOR THE

NON-EMPLOYEE DIRECTORS OF

AMERICREDIT CORP.

2000 LIMITED OMNIBUS AND INCENTIVE PLAN

FOR AMERICREDIT CORP.

A Nonincentive Stock Option for a total of Twenty Thousand (20,000) shares of Common Stock, par value one cent ($0.01) per share, of AmeriCredit Corp. (the "Company"), is hereby granted to

[NAME]

(the "Optionee") at the price determined as provided in, and in all respects subject to the terms, definitions and provisions of, the 2000 Limited Omnibus and Incentive Plan for AmeriCredit Corp. (the "Plan").

1. Option Price. The option price is $[PRICE] for each share, being 100% of the Fair Market Value (as defined in the Plan) of the Common Stock on the Date of Grant of the Option.

2. Exercise of Option. This Option shall be exercisable in whole or in part on or after the expiration of six months from the Date of Grant.

(i) Method of Exercise. This Option shall be exercisable by a written notice delivered to the Company which shall:

(a) state the election to exercise the Option and the number of shares in respect of which it is being exercised; and

(b) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to the Company, of the right of such person or persons to exercise the Option.

(ii) Payment. Payment of the purchase price of any shares with respect to which this Option is being exercised shall be by cash, certified or bank cashier's check, money order, shares of Common Stock of the Company, or by a combination of the above, delivered to the Company and the exercise shall not be effective until such payment is made. If the exercise price is paid in whole or in part with shares of Common Stock of the Company, the value of the shares surrendered shall be their Fair Market Value on the date received by the Company. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

(iii) Withholding. The Optionee shall make arrangements satisfactory to the Board in its sole discretion for the Optionee's payment to the Company of the amount, if any, that the Board determines to be necessary for the Company to withhold in accordance with applicable federal or state income tax withholding requirements.

(iv) Restrictions on Exercise. This Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the exercise of this Option, the Company may require the person exercising this Option to make any agreements and undertakings that may be required by any applicable law or regulation.

3. Nontransferability of Option. This Option may not be transferred by the Optionee otherwise than by will or the laws of decent and distribution and so long as the Optionee lives, only such Optionee or his guardian or legal representative shall have the right to exercise this Option. The terms of this Option shall be binding upon the executors administrators, heirs, successors and assigns of the Optionee.

4. Term of Option. This Option may not be exercised after the expiration of ten (10) years from the Date of Grant of this Option and its subject to earlier termination as provided in the Plan. This Option may be exercised during such times only in accordance with the Plan and the terms of this Option.

Date of Grant: [DATE]

AmeriCredit Corp.

By ___________________________

CLIFTON H. MORRIS, JR.,

Chairman and Chief Executive Officer

Optionee hereby accepts this Option subject to all the terms and provisions of the Plan. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee (as defined in the Plan) upon any questions arising under the Plan.

_______________________________

[NAME], Optionee

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